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                                                                     EXHIBIT 5.1

                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                October 13, 1998



Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, CA  94089

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4, which will be filed by you with the Securities and Exchange Commission (the "Commission") on October 13, 1998 (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the shares of your Common Stock to be issued to the shareholders of Starwave Corporation, a Washington corporation, as described in the Registration Statement (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sales and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the proxy statement/prospects constituting a part thereof, and any amendment thereto.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ WILSON SONSINI GOODRICH & ROSATI